Exhibit A

CATALYST FUNDS

CLASS C MASTER DISTRIBUTION PLAN

AMENDMENT 10

As of November 10, 2010

The Class C Master Distribution Plan has been adopted with respect to the following Funds:

America First Quantitative Strategies Fund

Catalyst Value Fund

Catalyst Strategic Value Fund

Catalyst/SMH High Income Fund

Catalyst/SMH Total Return Income Fund

Catalyst/Groesbeck Growth of Income Fund

Listed Private Equity Plus Fund

Compass EMP Multi-Asset Balanced Fund

Compass EMP Multi-Asset Growth Fund

Compass EMP Alternative Strategies Fund

Eventide Gilead Fund

Day Hagan Tactical Allocation Fund of ETFs

Camelot Premium Return Fund